Kearny Federal Savings Bank Senior Management Incentive Compensation Plan

Introduction and Objectives

Kearny Federal Savings Bank’s (“Bank”) Senior Management Incentive Compensation Plan is designed to recognize and reward executives and certain senior vice presidents for their contribution to Bank performance. The Plan is designed to reward predefined performance goals that are critical to the Bank’s profitability, growth and prudent management of business risk. This document summarizes the elements and features of the Plan.

The objectives of the Incentive Plan are to:

•	➢ Focus executives on key business metrics that support the Bank’s business plan.
•	➢ Encourage teamwork and collaboration across all areas of the Bank in order to drive improved business results.
•	➢ Reward the achievement of specific, measurable performance objectives that are aligned with the key strategic business objectives for the Bank.
•	➢ Provide competitive total cash compensation at targeted performance levels with an opportunity to receive significant rewards for exceeding performance goals.
•	➢ Enable the Bank to attract and retain the talent needed to drive success.

Plan Year

The Plan operates on a fiscal year basis (July 1 — June 30).

Eligibility

➢ Eligibility will be limited to executive positions that have a significant impact on the success of the Bank. Participants will be nominated by the CEO and approved by the Compensation Committee. Participants would generally include the officer tier levels of Senior Vice President, Executive Vice President,
    Senior Executive Vice President and President and Chief Executive Officer.

➢ Employees must be employed on July 1 of the plan year in order to be eligible for that year’s full incentive payout. New employees that have been approved to participate in the Plan are eligible to receive pro-rated awards based upon their date of hire.

➢ Participants must be an active employee as of the date of award payout to receive an award, unless they terminate due to reasons of death, disability
    (as determined by the Bank) or retirement (as determined by the Bank). Individuals who terminate for any of these reasons during the plan year will receive a pro-rated award.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on his/her role at the Bank.  The target incentive will reflect a percentage of base salary and be determined consistent with competitive market practices. The incentive opportunities listed on the attached documents reflect a range of potential awards.  Actual awards may range from 0% (for not achieving minimal performance) to 200% of target (for exceptional performance).

Specific Bank Performance Factors

As delineated in the attached documents, performance factors include earnings and growth targets as well as risk management targets.  While most factors are quantitative, the Plan allows for the consideration of qualitative performance factors, where appropriate.  In addition, targets are weighted in relation to specific roles and responsibilities of the officer within the Bank.

Performance Gate

In order to ensure incentives are funded based on our profits, the Bank must achieve at least a threshold level of net income (“Threshold Net Income”) for any performance factor to pay above target levels. Threshold Net Income is defined as 75% of our budget for the Plan year.  If the Bank does not achieve at least the Threshold Net Income, incentive payout awards for any one performance factor will be capped at target level.

If performance falls below 50% in any individual performance factor, no incentive compensation will be paid out on that performance measure. Additionally, an overall floor has been instituted in which no payout will result if net income falls below 50% of target.

The plan may be adjusted for extraordinary items at the discretion of the Compensation Committee with Board approval.

Incentive Award Payments

After the Bank’s audited financial results are confirmed, awards will be paid as a cash bonus within 75 days following the Plan year (by September 13). These awards are based on performance relative to the defined goals.

Compensation Committee Discretion

 The Committee reserves the right to utilize its best judgment and discretion, as appropriate, in applying positive or negative adjustments to the plan as needed to reflect business environment and market conditions that may affect the Bank’s performance and incentive plan funding.  The Compensation Committee reserves the right to amend, modify and adjust payouts as necessary subject to Board approval. See “Terms and Conditions” for further details on the Plan provisions.

Terms and Conditions

Effective Date

This Program is initially effective July 1, 2014 for the Plan year July 1, 2014 to June 30, 2015.  The Plan will be reviewed and reaffirmed annually by the Bank’s Compensation Committee and Executive Management to ensure proper alignment with the Bank’s business objectives.

Program Administration

The Plan is authorized and administered by the Compensation Committee, which reports to the Board of Directors.  The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration.  Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

The Bank has developed this Plan based on existing business, market and economic conditions.  If substantial changes occur that affect these conditions, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. The Committee retains the discretion to adjust results for one-time extraordinary events or adjust the budget/plan (with Board approval).

The Compensation Committee may, at its discretion subject to Board approval, waive, change or amend the Plan as it deems appropriate.

Incentive Award  Payments

Awards will generally be paid as a cash bonus within 75 days following the Plan year after the Bank’s audited financial results are confirmed.   Awards will be paid out as a percentage of a participant’s base salary as of the close of the fiscal year ended June 30.  Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

The Compensation Committee, in its sole discretion, may elect to distribute all or a portion of an incentive award in Kearny Financial Corp. (the “Company”) common stock and/or cash to further align participants’ interests with those of the Company shareholders.  All Company common stock distributed under this Plan will be duly authorized under a stock benefit plan adopted by the Board of Directors of the Bank and approved by its stockholders.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of the Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Bank and the participant or any other person. Nothing herein will be construed to require the Bank to maintain any fund or to segregate any amount for a participant’s benefit.

Clawback Provision

In the event the Company or Bank is required to restate its financial statements, the effect of which negatively impacts reported financial results, participants will be required to forfeit any incentive award earned or distributed during the period for which the restatement is required in excess of what they would have otherwise received based on restated results.  The Compensation Committee has discretion in determining the application of clawbacks and the amounts to be reclaimed under this provision.

New Hires, Promotions, and Transfers

Participants who are not employed by the Bank at the beginning of the Plan year will receive a pro-rata incentive award based on their length of employment during a given year.

A participant whose work schedule changes during the year will be eligible for pro-rated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment – General

Unless otherwise specified in this Plan, and as the Plan is designed to encourage employees to remain in the employment of the Bank or its affiliates, a participant must be an active employee of the Bank at the time the award is paid.

Termination of Employment without Cause

Unless otherwise noted in the Plan, if a participant is involuntarily terminated by the Bank or the Company without “cause” (as defined below), the participant’s potential incentive award may, in the sole discretion of the Compensation Committee, be prorated.  The Compensation Committee will consider the following factors in its pro-ration process: (i) reason for termination of employment, (ii) level of achievement of the participant’s goals as of the participant’s date of termination, and (iii) other factors the Committee deems relevant to the specific situation.

For purposes of this Plan, a termination for “cause” shall mean termination because of a participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform his or her job functions, willful violation of any law, rule, regulations (other than a traffic violation or similar offenses) or the participant’s breach of any cease and desist order issued by the Office of the Comptroller of the Currency (or any successor agency) or the U.S. Securities and Exchange Commission.

Voluntary Resignation of Employment or Termination for Cause

If a participant voluntarily resigns or is terminated by the Bank for cause, no incentive award will be paid to the participant.

Voluntary Resignation for Good Reason

If a participant maintains an employment or change in control agreement with the Bank or the Company and terminates his or her employment with the Bank for Good Reason (as defined in the applicable employment or change in control agreement), the participant will receive a pro-rated incentive award.  The Compensation Committee will prorate the award based on the participant’s base salary earned as of his or her termination date or other factors the Compensation Committee deems relevant to the proration process.

Disability, Death and Retirement

A participant that is receiving long-term disability benefits will not be considered “actively employed” for the purposes of the Plan and therefore will not be eligible to receive incentive awards during the period in which the participant is on long-term disability, but may earn a pro-rata portion based on their period of active service.   A participant that is receiving short-term disability benefits may be eligible to participate in the Plan during the period the participant is on short-term disability, at the discretion of the Compensation Committee.

In the event of death, the Bank will pay to the participant’s estate the pro-rata portion of the award that had been earned by the participant as of his or her date of death.  The Compensation Committee will determine what portion of the award had been earned based on: (i) the base salary earned by the participant as of his or her date of death and (ii) such other factors as the Committee deems relevant.

Individuals who retire during the Plan Year will receive a prorated award based on their base salary earned as of their retirement date and other factors the Committee deems relevant.  For the purposes of this Plan, retirement is defined as age 55 with a minimum of 5 years of service.

Change in Control

Upon the occurrence of a Change in Control (as defined in the Company’s employment agreement with its President and Chief Executive Officer) of the Company or Bank, the Bank will pay a participant the pro-rata portion of the award that had been earned by the participant as of the date of the Change in Control, and for purposes of calculating the amount, the Threshold Net Income target shall be deemed to be satisfied.  The Compensation Committee will determine what portion of the award had been earned based on: (i) the base salary earned by the participant as of the date of the Change in Control and (ii) such other factors as the Committee deems relevant.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Compensation Committee and approved by the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of the Bank to discharge any participant at any time. In the absence of an authorized, written employment contract, the relationship between employees and the Bank is one of at-will employment. The Plan does not alter this relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of New Jersey.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.